Exhibit 10.1
STOCK PURCHASE AGREEMENT
HEALTHSPORT, INC.
This Stock Purchase Agreement (“Agreement”) dated November 6, 2009 is made and entered into by and between HealthSport, Inc., a Delaware corporation (the “Company”) and Supplemental Manufacturing & Ingredients, LLC, an Arizona limited liability company (the “Investor”), with respect to the following facts:
A. The Investor desires to purchase from the Company, and the Company desires to sell to the Investor shares of the Company’s authorized but unissued common stock on the terms and conditions of this Agreement.
B. In connection with the purchase, the Investor will issue to the Company a Promissory Note in the form attached hereto as Exhibit A (the “Note”), as partial payment for the shares of common stock.
C. In connection with the purchase, the Investor and the Company will enter into a Stock Pledge Agreement, in the form attached hereto as Exhibit B (the “Stock Pledge Agreement”), to secure the Investor’s obligations under this Agreement and the Note.
D. In connection with the purchase, the Investor, the Company and an escrow agent designated by the Company and reasonably acceptable to the Investor (the “Escrow Agent”) will enter into an Escrow Agreement in a form reasonably acceptable to the Investor, the Company and the Escrow Agent (the “Escrow Agreement”).
NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and intending to be legally bound, the Investor and the Company agree as follows:
Section 1. Purchase of Shares. The Investor hereby agrees to purchase from the Company, and the Company hereby agrees to sell to the Investor Sixty Six Million, Six Hundred Sixty Six Thousand Six Hundred Sixty Seven (66,666,667) shares of the Company’s authorized but unissued common stock, par value $.0001 (the “Shares”).
Section 2. Purchase Price. The purchase price of the Shares is $0.15 per share, for an aggregate purchase price of Ten Million Dollars ($10,000,000) (the “Purchase Price”). As payment of the Purchase Price, at the Closing, the Investor shall deliver to the Company the following:
a)	a wire transfer in the amount of Two Million Dollars ($2,000,000) in immediately available funds; and
b)	the Note in the principal amount of Eight Million Dollars ($8,000,000).
Section 3. Closing. The Closing of the transactions contemplated by this Agreement shall take place on the business day following the satisfaction or waiver of each of the conditions to closing identified in Section 12 herein. At the Closing and against delivery of the Purchase Price, the Company will issue instructions to its transfer agent to issue into the name of the Investor and deliver to the Investor certificates representing Thirteen Million, Three Hundred Thirty Three Thousand, Three Hundred and Thirty Three (13,333,333) of the Shares. The Company will instruct the transfer agent to issue into the name of the Investor and deliver to the Escrow Agent certificates representing the remaining Fifty Three Million, Three Hundred Thirty Three Thousand, Three Hundred and Thirty Four shares (53,333,334) for the Escrow Agent to hold pursuant to the terms of the Stock Pledge Agreement and Escrow Agreement. The certificates representing the Shares held by the Escrow Agent will be broken down in denominations that match the payment installments under the Note and Stock Pledge Agreement.

Section 4. Investor Representations. The Investor hereby represents and warrants to the Company, effective as of the date of this Agreement and at Closing, as follows:
a)
The Investor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Arizona and has the corporate power and authority to carry on its business as now conducted, and to own and operate the properties and assets now owned and operated by it.

b)
The execution and delivery of this Agreement, the Note and the Stock Pledge Agreement and consummation of the transaction contemplated thereby has been duly authorized by all necessary corporate action of the Investor and does not conflict with the terms of the articles or organization, operating agreement or material agreements of the Investor.

c)
The Investor is relying solely on the information filed by the Company with the SEC or contained in this Agreement, which the Investor acknowledges it has received, read and understood the terms contained herein and is not relying upon any oral representations in making the decision to purchase the Shares.

d)
The Investor has carefully reviewed and understands the risks of, and other consideration relating to, the purchase of the Shares, including without limitation the risks set forth in the “Risk Factors” section of the Company’s Annual Report.

e)
The Investor is an accredited investor, is familiar with the risks inherent in speculative investments such as in the Company, and has such knowledge and experience in financial business matters that it is capable of evaluating the merits and risks of the investment in the Shares.

f)	The Investor is purchasing the Shares without being furnished any offering literature or prospectus.

g)
The Investor has been afforded the opportunity to ask questions of, and receive answers from, the Company’s management about the business and affairs of the Company and concerning the terms and conditions of the offering of the Shares, and to obtain any additional information, to the extent that the Company possessed such information or could acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information otherwise obtained by or furnished to the Investor in connection with the offering of the Shares. The Investor agrees that the Company has furnished to the Investor all information which the Investor considered necessary to form a decision concerning the purchase of the Shares, and no valid request to the Company by the Investor for information of any kind about the Company has been refused or denied by the Company or remains unfulfilled as of the date hereof.

h)
The Investor recognizes that the Shares have not been registered under the Securities Act of 1933, as amended (“Securities Act”), nor under the securities laws of any state and, therefore, cannot be resold unless resale of the Shares is registered under the Securities Act or unless an exemption from registration is available; no public agency has passed upon the accuracy or adequacy of the information contained in herein or the fairness of the terms of the offering; the Investor may not sell the Shares without registering them under the Securities Act and any applicable state securities laws unless exemptions from such registration requirements are available with respect to any such sale.

i)
The Shares being acquired by Investor are being acquired for the Investor’s own account and for the purpose of investment and not with a view to, or in connection with, the resale, transfer or other distribution thereof in violation of the Securities Act, nor with any present intention of so reselling, transferring or distributing the Shares. Any sale, transfer or other disposition of the Shares will be made only if such securities are registered under the Securities Act, or the sale is made in compliance with an exemption under the Securities Act, or the rules thereunder, and any applicable state securities laws. No one other than the Investor has any beneficial interest in said securities.

j)
The Investor understands and acknowledges that the Investor has no right to require registration of resale of the securities purchased hereby under the Securities Act or under any state securities laws.

k)
The Investor is an “Accredited Investor” within the meaning of Regulation D promulgated under the Securities Act. An Accredited Investor shall mean any person who comes within any of the following categories, or who the Company reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person:

(1)
Any bank as defined in section 3(a)(2) of the Securities Act or savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in an individual or fiduciary capacity; brokers and dealers registered under Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in section 2(13) of the act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that act; a Small Business Investment Company licensed by the U. S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000;

(2)	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

(3)
Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets of more than $5,000,000;

(4)	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

(5)	Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000;

(6)
Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching that same level in the current year;

(7)
Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D; and

(8)	Any entity in which all of the equity owners are Accredited Investors.
l)
The Investor recognizes that the total amount of funds tendered to purchase the Shares is placed at the risk of the business and may be completely lost. The Investor understands that there can be no assurance of profitable operations and that the purchase of Shares as an investment involves substantial risks.

m)
The Investor realizes that the Shares cannot readily be sold, that it may not be possible to sell or dispose of the Shares and therefore the Shares must not be purchased unless the Investor has liquid assets sufficient to assure that such purchase will cause no undue financial difficulties and the Investor can provide for current needs and possible personal contingencies.

n)
The Investor confirms and represents that the Investor is able (i) to bear the economic risk of Investor’s investment, (ii) to hold the securities for an indefinite period of time, and (iii) to afford a complete loss of the Investor’s investment. The Investor also represents that the Investor has (i) adequate means of providing for the Investor’s current needs and possible personal contingencies, and (ii) no need for liquidity in this particular investment.

o)
The Investor understands that there are substantial restrictions on the transferability of the component parts of the Shares and that any certificate or other document evidencing the component parts of the Shares will have substantially the following restrictive legend thereon:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED OR PLEDGED IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

p)
All information which the Investor has provided to the Company concerning the Investor’s financial position and knowledge of financial and business matters is correct and complete as of the date set forth herein, and if there should be any material change in such information prior to acceptance of this Agreement by the Company, the Investor will immediately provide the Company with such information.

q)
In subscribing for the Shares, the Investor is relying solely upon independent investigation and has carefully considered the Company’s business, prospects, operations and financial condition and has, to the extent the Investor believes such discussion necessary, discussed with the Investor’s professional legal, tax and financial advisors and the Investor’s other representative(s), if any, the suitability of an investment in the Company for the Investor’s particular tax and financial situation and the Investor and the Investor’s advisors or the Investor’s other representative(s), if any, have determined that the investment is a suitable investment for the Investor.

r)
The Investor is familiar with the terms, risks and merits of an investment in the Company through the subscription for the purchase of the Shares. The Investor has been presented with and has acted upon the opportunity to ask questions and receive answers from the Company relating to the terms and conditions of the offering in order to obtain any additional information necessary to verify the accuracy of the information made available to Investor.

s)
The Investor has not become aware of the offering of the Shares by any form of general solicitation or advertising, including, but not limited to advertisements, articles, notices or other communications published in any newspaper, magazine or other similar media or broadcast over television or radio or any seminar or meeting where those individuals that have attended have been invited by any such or similar means of general solicitation or advertising.

t)
The Investor is a bona fide resident of the state set forth as his, her or its “residence address” in this Agreement, and that (i) if a corporation, partnership, trust, or other form of business organization, it has its principal office within such state; (ii) if an individual, he or she has his or her principal residence in such state; and (iii) if a corporation, partnership, trust, or other form of business organization which was organized for the specific purpose of acquiring the Shares in the Company, all of its beneficial owners are residents of such state.

Section 5. Company Representations. The Company represents and warrants to the Investor, effective as of the date of this Agreement and at Closing, as follows:
u)
The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as now conducted, and to own and operate the properties and assets now owned and operated by it.

v)
The issuance of the Shares has been duly authorized by all necessary corporate action of the Company and does not conflict with the terms of the bylaws, certificate of incorporation or material agreements of the Company.

w)
To the Company’s knowledge, each of the Company’s SEC Filings (as defined below), was, on the date it was filed, complete and accurate in all material respects, and did not contain any material misstatement or omit to state any facts that are material to the operations or financial results of the Company, as of the date made. For purposes hereof, the “Sec Filings” shall mean the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the SEC and the Company’s Quarterly Reports filed on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, each as filed with the SEC.

x)
The authorized capital stock of the Company as of October 12, 2009 consists of 500,000,000 shares of Common Stock with a par value of $0.0001, of which 55,802,753 shares are issued and outstanding. The Shares when issued will be, duly authorized, validly issued, fully paid and non-assessable.

y)
Except as set forth on Schedule 5(e) attached hereto, there are no outstanding (or authorized and reserved for issuance) (i) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments for the purchase or acquisition from the Company of any of its securities; or (ii) stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.

Section 6. Additional Share Issuance. The Company agrees that upon issuance of the Shares the Investor shall own at least 55% of the issued and outstanding common stock of the Company as of the Closing. Subject to the terms and conditions of this Section 6, the Investor shall be entitled to receive additional shares common stock as follows:
z)
Exercise or Conversion of Outstanding Convertible Securities. If at any time after the Closing but prior to June 30, 2011, the Shares (plus any other shares of common stock issued to the Investor pursuant to Section 6(b) below) equal less than 55% of the Deemed Outstanding (as defined below), then, provided that all amounts then currently due under the Note have been paid in full and the Note is not otherwise in default, the Company shall issue to the Investor, without additional consideration, such number of additional shares of common stock such that the Shares together with the shares issued pursuant to this Section 6(a) and Section 6(b) below (collectively, the “Supplemental Shares”) shall equal 55% of the Deemed Outstanding. For purposes of this Section 6(a), the “Deemed Outstanding” as of any particular date shall mean the shares of the Company’s common stock then issued and outstanding, excluding all shares of common stock issued after the Closing other than (i) the Supplemental Shares and (ii) issuances of common stock resulting from the exercise or conversion of options, warrants or other derivative securities (whether debt or equity) that were either (x) outstanding as of the Closing or (y) reserved for issuance, as of the Closing, under any stock option plan, restricted stock plan, or other stock plan.

aa)
Undisclosed Liabilities. In the event the Company shall have any Undisclosed Liabilities (as defined below), the Company shall issue Investor, without additional consideration, such number of Supplemental Shares as is equal to 55% of the total amount of such Undisclosed Liabilities divided by fifteen cents ($.15). Such Supplemental Shares shall be issued on or after June 30, 2010, provided that the Note has been paid in full and provided that the existence of such Undisclosed Liability has been conclusively established by a court of competent jurisdiction or by an acknowledgement of such Undisclosed Liability in any post-Closing filing by the Company with the SEC. As used herein, “Undisclosed Liabilities” shall mean liabilities in excess of One Hundred Thousand Dollars ($100,000) individually or Three Hundred Thousand Dollars ($300,000) in the aggregate accruing or arising on or before the Closing other than (i) liabilities disclosed or reflected in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2009, as filed with the SEC; (ii) current liabilities incurred in the ordinary course of business; and (iii) liabilities set forth on Schedule 6(b) attached hereto (other than costs, fees and amounts paid to claimant Schering-Plough and plaintiff Robert Kusher, if any, as a direct result of (i) the arbitration action Schering-Plough S.A. DE C.V. v. InnoZen, Inc. noticed on October 22, 2009 and involving the parties’ Distribution Agreement dated June 1, 2006, or (ii) the case Robert Kusher v. HealthSport, Inc., Case No. CACE 09-035822-03, filed in the Circuit Court for the Seventeenth Judicial District in and for Broward County, Florida, which amounts shall be deemed undisclosed for purposes of this Section 6(b)). The rights and remedies set forth in this Section 6(b) shall be the Investor’s exclusive remedy for any failure by the Company to disclose any liability notwithstanding the fact that such failure may also constitute a breach of the Company’s representations and warranties set forth in Section 5 above.

bb)
Other Dilutive Issuances. If on June 30, 2010, the Shares plus any Supplemental Shares equal less than 55% of the Company’s common stock issued and outstanding as of June 30, 2010, then, provided the Note has been paid in full, the Investor shall have the right and option to purchase such number of additional shares of common stock (the “Option Shares”) such that the Shares together with all Supplemental Shares and the Option Shares shall equal 55% of the Company’s common stock issued and outstanding as of June 30, 2010 The purchase price for the Option Shares shall be $.15 per share (as adjusted for stock splits, stock dividends and recapitalizations. The right to purchase Option Shares hereunder shall expire on August 31, 2010.

Section 7. Board of Directors. Prior to the Closing, the Company shall have caused its Board of Directors to adopt a resolution, effective upon the Closing, to expand the size of its board to seven members. The Company shall also secure the resignations of three of its current board members. The Investor shall have the right to appoint four new members to serve as members of the Board of Directors of the Company. As a condition to the appointment, each new director appointed by the Investor will place into escrow pursuant to the Stock Pledge Agreement and the Escrow Agreement a written resignation which shall become effective, upon the Company’s election, upon the occurrence of an Event of Default under the Note or the Stock Pledge Agreement. Promptly upon execution of this Agreement the Company will file an 8-K announcing this Agreement and shall file a Schedule 14(f)-1 with the SEC concerning the change of directors called for under this Agreement and shall cause it to be mailed to its stockholders of record as of the date of this Agreement.
Section 8. Separation of Agreements. Concurrently with the execution of this Agreement, the Company shall have entered into Separation Agreements with the following directors and executive officers of the Company: M.E. “Hank” Durschlag, Jeffrey Wattenberg, Anthony Seaber, Matthew Burns and Daniel J. Kelly, in form and substance satisfactory to Investor the (“Separation Agreements”), pursuant to which each of Messrs. Durschlag, Wattenberg, Seaber, Burns and Kelly shall resign as to one or more positions as executive officers, employees, directors or consultants of the Company effective as of the Closing. The Separation Agreements shall contain a release of claims against the Company, including known and unknown claims, but excluding rights to indemnification and any other items specifically identified in the Separation Agreements.
Section 9. Executive Officers. Concurrently with the execution of this Agreement, the Company shall have entered into Employment Agreements with the following employees: Robert Davidson, Thomas Beckett and Wayne Nasby, in form and substance satisfactory to Investor (the “Employment Agreements”). The Company’s Board of Directors shall appoint the following individuals as the executive officers of the Company effective as of the Closing, to serve until the next annual meeting of the Directors or until their successors are duly elected and qualified:

Kevin Taheri	Chief Executive Officer
Robert Davidson	President
Thomas Beckett	Chief Operating Officer, Chief Financial Officer and Secretary
Section 10 Use of Proceeds. The proceeds from the sale of the Shares shall be used for the purposes set forth on Exhibit C attached hereto. Prior to the Closing, the Board of Directors of the Company shall adopt a resolution (i) approving the use of proceeds as reflected on Exhibit C (ii) authorizing management to use the proceeds solely for the purposes identified on Exhibit C and (iii) requiring that any change in the use of proceeds be approved by the Board of Directors, including approval by a majority of the directors not appointed to the Board by the Investor.
Section 11. Approval Rights. For so long as any amounts remain outstanding under the Note, the Company shall obtain the approval of not less than five director of a seven member board (or not less than one plus the number of directors appointed by the Investor if a different size board) prior to taking any of the following corporate actions:
cc)	approving any material change in the Company’s principal line of business;
dd)	approving or effecting any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary;

ee)	approving any amendment or restatement to the Company’s articles of incorporation or bylaws;
ff)	approving any increase or decrease in the number of members of the Company’s board of directors;
gg)
approving any acquisition, disposition, license or transfer of assets in an amount in excess of $500,000, in a transaction or series of related transactions, outside of the Company’s ordinary course of business;

hh)
approving the issuance of any shares of the Company’s capital stock, except for shares issuable in accordance with the terms of outstanding employee benefit plans or warrants, options or other derivative securities;

ii)	issuing any dividends or redeeming, purchasing or otherwise effecting any recapitalization or restructuring of the Company’s outstanding shares of capital stock;
jj)
incurring from time to time or at any time any indebtedness in excess of $500,000, including without limitation indebtedness for money borrowed from others; guarantying the payment of indebtedness incurred by others; all indebtedness secured by any mortgage, lien, pledge, charge or other encumbrance upon property; all indebtedness created or arising under any conditional sale, lease (intended primarily as a financing device) or other title retention or security agreement with respect to property acquired; and any renewals, extensions and refundings of any such indebtedness;

kk)
approving or effecting any transaction that would result in the occurrence, after the date hereof, of any of the following: (i) an acquisition by an individual, legal entity or “group” (as described in Rule 13d 5(b)(1) promulgated under the Securities Exchange Act of 1934) of control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company, (ii) the Company merges into or consolidates with any other entity and the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity immediately after the transaction, (iii) the Company sells or transfers all or substantially all of its assets to another person or entity and the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, or (iv) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above;

ll)	approving the termination of any of the employment agreements referred to in Section 9 below;
mm)	approving any material amendment, modification or waiver of any existing agreement between the Company and the Investor, including any manufacturing agreement; or
nn)	approving any amendment, modification or waiver of the use of proceeds from the sale of the Shares from the agreed upon use of proceeds attached hereto as Exhibit C.

Section 12. Indemnification. It is acknowledged that the meaning and legal consequences of the representations and warranties contained in this Agreement are understood and the Investor hereby agrees to indemnify and hold harmless the Company and each officer and director thereof, and the Company hereby agrees to indemnify and hold harmless the Investor, from and against any and all loss, damage and liability due to or arising out of a breach of any of the representations and warranties made in this Agreement by the Investor or the Company, as the case may be. The representations and warranties contained herein are intended to and shall survive delivery of this Agreement, and the completion of the transaction set forth herein; provided, however, all such representations and warranties, the indemnity obligations hereunder, and any rights of the Investor pursuant to Section 6(b) shall terminate at the close of business on the one year anniversary of the Closing and any such claim must be made prior to such date.
Section 13. Conditions to Closing.
oo)	The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met, to the extent not waived by Company in writing:
(1)	the representations and warranties of the Investor set out in this Agreement shall be true and correct in all respects when made and on the Closing Date;
(2)	the Investor shall have performed all obligations, covenants and agreements of the Investor required to be performed at or prior to the Closing Date;
(3)	a period of not less than 10 days shall have elapsed from the date that the Company mailed the Schedule 14(f)-1 to its stockholders;
(4)
there must not have been commenced or threatened against the Company any proceeding: (i) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement, (iii) affect adversely the right of the Company to issue the Shares, or (iv) affect the right of the Company to operate its business;

(5)	the Company shall have received payment in the full amount of the cash portion of the Purchase Price via wire transfer of immediately available funds;
(6)	the Investor shall have executed and delivered the Note to the Company;
(7)	the Investor shall have executed and delivered the Stock Pledge Agreement to the Company;
(8)	the Investor and the Escrow Agent shall have executed and delivered the Escrow Agreement to the Company;
(9)
the Investor shall have delivered to the Company such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

pp)	The obligations of Investor hereunder in connection with the Closing are subject to the following conditions being met to the extent not waived by Purchaser:
(1)	the representations and warranties of the Company set out in this Agreement shall be true and correct in all respects when made and on the Closing Date;
(2)	the Company shall have performed all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date;
(3)
there must not have been commenced or threatened against the Investor any proceeding: (i) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement, (iii) affect adversely the right of the Investor to own the Shares, or (iv) affect the right of the Company to operate its business;

(4)	the Company shall have entered into the Separation Agreements with each of the employees and consultants identified herein, which shall be effective as of the Closing;
(5)	the Company shall have entered into Employment Agreements with each of the employees identified herein, which shall be effective as of the Closing;
(6)
the Company shall have delivered to the Investor such other documents or instruments as the Investor reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 14. Termination.
qq)	This Agreement may be terminated at any time prior to the Closing:
(1)	by the mutual written consent of the Company and the Investor;
(2)
by either the Company or the Investor upon written notice to the other, in the event the other party (the “Breaching Party”) has materially breached its representations, warranties or covenants contained in this Agreement and failed to cure such breach within 10 days from the date of the Breaching Party’s receipt of the Termination Notice; provided, however, that the party claiming such breach (i) is not itself in material breach of its representations, warranties or covenants contained herein, (ii) promptly notifies the Breaching Party in writing of its intention to exercise its rights under this Agreement as a result of the breach (the “Termination Notice”); and (iii) specifies in such Termination Notice the representation, warranty or covenant of which the Breaching Party is allegedly in material breach; or

(3)	by either the Company, on the one hand, or the Investor, on the other hand, immediately upon written notice to the other party if the Closing shall not have occurred on or before November 30, 2009.
rr)
In the event of termination of this Agreement in accordance with this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

Section 15. Miscellaneous.
ss)
Entire Agreement. This Agreement, the Note and the Stock Pledge Agreement contains the entire agreement between the parties relating to the subject matter herein and supersedes all previous oral statements and other writings with respect thereto.

tt)	Amendment. This Agreement may not be modified or amended without the prior consent of the parties hereto.
uu)
Waiver. No failure or delay on the part of either party in exercising any right hereunder shall operate as a waiver; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other rights. No waiver of any such right or amendment hereof shall be effective unless given in writing. No waiver of any such right shall be deemed a waiver of any other right hereunder.

vv)	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
ww)	Severability. If any provision hereof shall be held to be void, illegal or unenforceable it shall be deemed severable from the remaining provisions hereof which shall remain in full force and effect.
xx)
Notices. Any notice to be given hereunder shall be given (except as otherwise expressly set forth herein) by registered prepaid mail, air courier service or by fax or may be delivered by hand and shall be deemed to have been received, if given by registered prepaid mail, seven days after posting; if given by fax, on receipt of the fax confirmation; and if delivered by hand or by air courier, at the time of such delivery, if to Investor at 2401 West 1st Street, Tempe, Arizona, and if to the Company at HealthSport, Inc. 6429 Independence Avenue Woodland Hills, CA 91367, Attention: Chief Financial Officer.

yy)	Governing Law; Jurisdiction.
THIS AGREEMENT AND THE OBLIGATIONS OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO ANY CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.
Each party hereto knowingly and voluntarily waives any and all rights it may have to a trial by jury with respect to any litigation based on, or arising out of, under, or in connection with, this Agreement. Each party is hereby authorized to submit, as conclusive evidence of such waiver of jury trial, this Agreement to a court that has jurisdiction over the subject matter of such litigation and the parties to this Agreement.
zz)
Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Investor and the Company have caused this Stock Purchase Agreement to be executed effective as of the date and year first above written.

SUPPLEMENTAL MANUFACTURING AND INGREDIENTS, LLC.
By:	/s/ Kevin Taheri
	Name:	Kevin Taheri
	Title:	Chief Executive Officer

HEALTHSPORT, INC.
By:	/s/ M.E. “Hank” Durschlag
	Name:	M.E. “Hank” Durschlag
	Title:	Chief Executive Officer
[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]